EXHIBIT 3.1  ARTICLES OF INCORPORATION OF SUMMIT CREST MINING CORP.

ARTICLES OF INCORPORATION
OF
                                    SUMMIT CREST MINING CORP.

FIRST:            The name of the Corporation is SUMMIT CREST MINING CORP.

SECOND:       The registered office of the Corporation in the State of Nevada is located at 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128.  The Corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the Corporation.  The Corporation may conduct all Corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD:          The objects for which the Corporation is formed are to engage in any lawful activity.

FOURTH:       The total number of common stock authorized that may be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) shares of common stock with $0.001 PAR VALUE per share and TWENTY MILLION (20,000,000) shares of preferred stock with $0.001 PAR VALUE per share.  No other class of stock shall be authorized.  The Corporation may from time to time issue said shares for such consideration as the Board of Directors may fix.

The Board of Directors of the Company shall approve all transfers of shares.

The number of shareholders, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Company were, while in that employment, and have continued after termination of that employment to be, shareholders of the company, is limited to not more than fifty (50), two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

Any invitation to the public to subscribe for the Company’s shares is prohibited.

FIFTH:           The governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the Corporation, providing that the number of directors shall not be reduced to fewer than one (1).  The first Board of Directors shall be three (3) and the name and post office address of these Directors are:

Name:              Bruce Bradshaw
Address:          1249 Alderwood Place
                        North Vancouver, British Columbia
                        Canada, V7P 1K2

SIXTH:           The capital stock of the Corporation, after the amount of the subscription price, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

SEVENTH:     The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name:             Leah Finke
Address:         7251 West Lake Mead Boulevard, Suite 300
                       Las Vegas, Nevada, 89128

EIGHTH:        The Resident Agent for this Corporation shall be Empire Stock Transfer Inc.  The address of the Resident Agent and the registered or statutory address of this corporation in the State of Nevada shall be:  7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada, 89128.

NINTH:          The Corporation is to have perpetual existence.

TENTH:          The Board of Directors shall adopt the initial By-Laws of the corporation.  The Board of Directors shall also have the power to alter, amend or repeal the By-Laws, or to adopt new By-Laws, except as otherwise may be specifically provided in the By-Laws.

ELEVENTH:   No Directors or Officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of this Article by the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

TWELVETH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this October 22, 2004.

                                                                                              /s/ Leah Finke
                                                                                  Name:  Leah Finke
                                                                                              Incorporator